                           AUDITORS' CONSENT


Board of Directors
Microtek Medical, Inc.


We consent to incorporation by reference in the registration statement
(No. 33-47461) on Form S-8 of Microtek Medical, Inc. and subsidiaries of our report dated January 17, 1996, relating to the balance sheets of Microtek Medical, Inc. and subsidiaries as of November 30, 1995 and 1994 and the related consolidated statements of earnings, stockholders' equity and cash flows for each of the years in the three year period ended November 30, 1995, which report appears in the November 30, 1995 annual report on Form 10-K/A of Microtek Medical, Inc. and subsidiaries.


                                    /s/ KPMG Peat Marwick LLP

                                    KPMG PEAT MARWICK LLP

Jackson, Mississippi
May 21, 1996